Exhibit 10.8

August 12, 2004

Mr. Saturnino S. Fanlo

Chief Executive Officer

KKR Financial Corp.

9 West 57th Street

New York, NY  10019

Dear Mr. Fanlo:

Reference is made to that certain Management Agreement, dated as of August 12, 2004, by and between KKR Financial Corp. and KKR Investment Advisors LLC (the “Management Agreement”).  During the Initial Term and any Automatic Renewal Term of the Management Agreement, KKR Investment Advisors LLC shall not, and shall cause its Affiliates to not, raise, sponsor or advise any new investment fund, company or vehicle (including any real estate investment trust) that invests primarily in domestic mortgage-backed securities; provided that for purposes of the foregoing limitation, any portfolio company of any private equity fund controlled by Kohlberg Kravis Roberts & Co. L.P. shall not be deemed to be an entity under common control with KKR Financial Advisors LLC.

In the event of a breach of this Letter Agreement by KKR Investment Advisors LLC, KKR Financial Corp. shall be entitled to injunctive relief, in addition to any other remedy available at law or equity.  Capitalized terms used but not defined in this Letter Agreement have the meanings ascribed to such terms in the Management Agreement.

If the foregoing accurately reflects your understanding of our agreement, please execute this Letter Agreement below.

[Remainder of page is intentionally left blank]

KKR FINANCIAL ADVISORS LLC

		By:	/s/ DAVID A NETJES
		Name:	David A. Netjes
		Its:	Chief Operating Officer

Accepted and agreed to as of
the date first written above:

KKR FINANCIAL CORP.

By:	/s/ SATURNINO S. FANLO
Name:	Saturnino S. Fanlo
Its:	Chief Executive Officer